Exhibit 99.1

Enbridge Receives Canada Energy Regulator Approval for Mainline Tolling Settlement

CALGARY, AB, March 4, 2024 /CNW/ - Enbridge Inc. (TSX: ENB) (NYSE: ENB) (Enbridge or the Company) announced today that the Canada Energy Regulator (CER) has approved the Mainline Tolling negotiated settlement effective until December 31, 2028. The settlement sets tariffs for crude oil and liquids shipments that start in Western Canada and are delivered across Canada and North America.

“We’re pleased that the CER approved the settlement and believe it creates value for all. Our customers will continue to receive competitive and responsive service; Enbridge will earn attractive risk-adjusted returns; and the Mainline will continue to feed North America and global markets with a long-term source of safe, secure, and affordable energy,” said Colin Gruending, President, Liquids Pipelines. “The settlement received unanimous approval from industry, and we are grateful for our collaborative customer relationships.”

The CER determined that the Settlement is consistent with the revised guidelines for negotiated settlements. The new tolls were in effect on an interim basis on July 1, 2023, and the overall agreement is retroactively effective back to July 1, 2021.

More details of the MTS filings are available on the CER website: Mainline Tolling Agreement

About Enbridge

At Enbridge, we safely connect millions of people to the energy they rely on every day, fueling quality of life through our North American natural gas, oil and renewable power networks and our growing European offshore wind portfolio. We’re investing in modern energy delivery infrastructure to sustain access to secure, affordable energy and building on more than a century of operating conventional energy infrastructure and two decades of experience in renewable power. We’re advancing new technologies including hydrogen, renewable natural gas, carbon capture and storage and are committed to achieving net zero greenhouse gas emissions by 2050. Headquartered in Calgary, Alberta, Enbridge’s common shares trade under the symbol ENB on the Toronto (TSX) and New York (NYSE) stock exchanges. To learn more, visit us at enbridge.com.

For further information, please contact:

FOR FURTHER INFORMATION PLEASE CONTACT:

Media	Investment Community
Toll Free: (888) 992-0997 Email: media@enbridge.com	Rebecca Morley Toll Free: (800) 481-2804 Email: investor.relations@enbridge.com

SOURCE Enbridge Inc.